As filed with the Securities and Exchange Commission on April 18, 2001
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933

PEASE OIL AND GAS COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or other jurisdiction of incorporation or organization)

87-0285520
(I.R.S. Employer Identification No.)

751 Horizon Court, Suite 203
P.O. Box 60219
Grand Junction, Colorado 81506-8758
                            (970) 245-5917
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick J. Duncan
751 Horizon Court, Suite 203
P.O. Box 60219
Grand Junction, Colorado 81506-8758
(970) 245-5917
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copies to:

Alan W. Peryam, Esq.
Alan W. Peryam, LLC
1120 Lincoln Street, Suite 1000
Denver, Colorado 80203
(303) 866-0900

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders should determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum   Proposed Maximum    Amount of
Title of Each Class of           Amount to be       Offering Price       Aggregate      Registration
Securities To Be Registered(1)   Registered(2)        Per Share(3)     Offering Price       Fee(3)
-----------------------------   -------------      ----------------   ----------------  -------------
Common Stock Underlying
  Warrants(1).............       1,763,800 Shares        $2.35          $ 4,144,930       $1,036.23
                                ----------                ------         ----------       ---------
     Total ...............       1,763,800               XXX            $ 4,144,930       $1,036.23
==================================================================================================
(1)	Shares issuable upon exercise of outstanding warrants held by 10 persons at $0.50 per share.

(2)	In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of changes in the conversion price or the anti-dilution provisions of the Series B Preferred or as a result of any future stock split or stock dividend.

(3)	Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices of Registrant’s Common Stock, as reported on the NASDAQ OTC Bulletin Board on April 17, 2001 in accordance with Rule 457 under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(ii)

SUBJECT TO COMPLETION DATED APRIL __, 2001

[LOGO]

PEASE OIL AND GAS COMPANY

1,763,800 Shares of Common Stock

        Up to 1,763,800 shares of our common stock may be offered for sale from time to time by the selling security holders named on page 14 of this prospectus. The selling securityholders may receive the common stock if they exercise outstanding stock purchase warrants. We will not receive any of the proceeds from the sale of the shares of common stock. We will bear the costs relating to the registration of the common shares, which we estimate to be $12,000.

        Sales of shares by the selling securityholders may be made from time to time in one or more transactions, including block trades, in the over-the-counter market, in negotiated transactions or in a combination of any of these methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to the prevailing market price or at a negotiated price. The selling securityholders may be deemed “underwriters” within the meaning of the Securities Act of 1933. See “Plan of Distribution” on page 16 of this prospectus. We have agreed to indemnify the selling securityholders against certain civil liabilities, including liabilities under the Securities Act of 1933.

        Our common stock is listed on the Nasdaq OTC Bulletin Board Market under the symbol “WPOG.” The last reported bid price of the common stock on that market on April 17, 2001, was $2.25 per share.

        This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted.

        Investing in the common stock of Pease involves certain risks. See "Risk Factors" beginning on page 7 in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April __, 2001

AVAILABLE INFORMATION

        You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

        The terms “Pease,” “we,” “our” and “us” refer to Pease Oil and Gas Company unless the context suggests otherwise. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports, quarterly reports, special reports, and other information with the Securities and Exchange Commission (“SEC”). You may read and copy reports, statements or other information at the SEC’s public reference rooms in Washington, D.C. (at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), New York, New York (at 7 World Trade Center, Suite 1300, New York, New York 10048) or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”

        We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock using this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        The registration statement we have filed with the SEC utilizes the “shelf” registration process. Additional prospectuses or prospectus supplements or later filings we make with the SEC may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents which

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:

(a)	Annual Report on Form 10-KSB for the year ended December 31, 2000;

(b)	Current Report on Form 8-K dated November 8, 2000;

(c)	Current Report on Form 8-K dated April 9, 2001; and

(d)	The description of our common stock contained in our registration statement no. 333-94536 on Form SB-2, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

Patrick J. Duncan, President 751 Horizon Court P.O. Box 60219 Grand Junction, Colorado 81506-8758 telephone (970) 245-5917 e-mail pat@peaseoil.com.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. These forward-looking statements include statements regarding:

°	our estimated reserves of oil and natural gas;
°	the availability of capital resources to us;
°	our plans to develop and exploit our proved oil and gas reserves; and
°	our plans to explore our oil and gas prospects.

        When used in this prospectus, forward-looking statements are often identified by the use of such terms and phrases as “anticipates,” “believes,” “intends,” “estimates,” “plans” “expects,” “seeks,” “may,” “scheduled,” “foreseeable future” and similar expressions.

        Some of the factors that could affect our future results and could cause results to be materially different from those expressed or implied by our forward-looking statements include:

°	our success in exploring for oil and natural gas;
°	the volatility of oil and gas prices;
°	the availability to us of additional capital resources;
°	delays in planned drilling and exploration activities;
°	risks inherent in oil and gas acquisitions, exploration, drilling, development and production;
°	shortages of labor, equipment, services and supplies; and
°	the financial condition of other companies participating with us in the exploration, development and production of oil and gas.

        Many of these risks are beyond our control. All of the prospects in the Gulf Coast are currently operated by other parties; therefore, we may not be in a position to control costs, safety and timeliness of work as well as other critical factors affecting a producing well or exploration and development activities.

        The information contained in this prospectus, including the information set forth under "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors. When you consider our forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made, and we do not have any obligation to update these forward-looking statements.

INFORMATION ABOUT PEASE

History and Overview

        Pease was incorporated in the state of Nevada on September 11, 1968 to engage in the oil and gas acquisition, development and production business. Prior to 1993, Pease conducted business primarily in Western Colorado and Eastern Utah. In August 1993, Pease commenced operating in the Denver-Julesburg Basin ("DJ Basin") of northeastern Colorado through an acquisition which substantially expanded Pease's operations. In the years following the acquisition, Pease invested several million dollars in an effort to exploit the assets acquired and experienced marginal success. Pease initiated efforts in 1996 and 1997 to expand its resource base through the acquisition and exploration of properties located in the Gulf Coast region of southern Louisiana and Texas. During 1998, we sold substantially all of our Rocky Mountain oil and gas assets for approximately $3.2 million and we now maintain only non-operated interests in three core areas in southern Louisiana and Texas.

        Our executive offices are at 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506- 8718 and our telephone number is (970) 245-5917.

Recent Developments

Debt Restructuring

        The Company recently restructured $2.4 million, or 86%, of its $2.8 million convertible debentures that were due April 15, 2001. Essentially, the restructured debt has been extended for two years in exchange for a lower conversion price and a higher interest rate. This restructuring, which is discussed in greater detail in our Annual Report on Form 10-KSB for 2000, has substantially improved our working capital and will allow us to continue exploiting our prospect inventory in 2001 using our existing funds.

Termination of Carpatsky Merger and Restructuring of Death Spiral Preferred Stock

        We previously announced that our proposed merger with Carpatsky Petroleum, Inc. ("Carpatsky") was terminated on November 7, 2000. Concurrently, we exchanged our outstanding Series B Convertible Preferred Stock for a new Series C Preferred, thus eliminating the Series B's hyper-dilutive "death spiral" conversion feature. These transactions, which are discussed in greater detail later in our Annual Report on Form 10-KSB for 2000, combined with the debt restructuring, has given us the opportunity to build upon our existing asset base and actively pursue future growth.

2000 Results

        Pease had our best year ever in 2000 with record net income of $1.2 million, or $.66 per share. Net cash provided by operating activities exceeded $2.28 million, representing a 300% increase from 1999. These unprecedented results reflect the restructuring of the preferred stock described above, the success with our drilling program that offset declining production, and the higher commodity prices enjoyed in 2000.

Business Strategy

        We participate as a minority, non-operating interest holder in oil and natural gas drilling projects with industry partners. Although we do not operate our properties or originate any exploration prospects, we actively participate in evaluating opportunities presented by our industry partners. Our current and future business strategy will focus on expanding our reserve base and future cash flows by continuing to develop the reserves within our proven properties, exploiting select exploration opportunities and pursuing growth through acquisitions of companies or properties that have proved reserves with developmental potential. For the foreseeable future, our developmental activities, exploration efforts and resources will be focused on our three core areas in the Gulf Coast, which are:

1.	The East Bayou Sorrel Field in Iberville Parish, Louisiana, operated by National Energy Group, Inc.;

2.	The Maurice Field in Vermillion Parish, Louisiana, operated by Amerada Hess; and

3.	The Formosa, Texana and Ganado 3-D seismic exploration prospects, encompassing 130,000 acres in and around Jackson County, Texas, operated by Parallel Petroleum.

Operations

        As of December 31, 2000, we had varying ownership interests in 12 gross (1.55 net) non-operated wells located in Southern Louisiana and Texas.

        The following table presents oil and gas reserve information within our major operating areas (onshore Louisiana and Texas) as of December 31, 2000:

                            Net Proved Reserves
                            -------------------

       Bbls                Mcf             Mcfe (1:6)         BOE (6:1)
      ------              -----            ---------          --------
     377,000            1,498,000          3,760,000           627,000

The Offering

Common stock offered	1,763,800 shares.
Offering price	All or part of the shares offered by the selling security holders may be sold from time to time in amounts and on terms to be determined by the selling security holders at the time of sale.
Shares outstanding before	1,924,398
Shares outstanding assuming all shares offered are sold	If the selling securityholders exercise their warrants and sell all shares offered, there would be 3,688,198 common shares outstanding.
Risk factors	See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

        The securities offered by this prospectus are very speculative and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, you should consider carefully the following risk factors in addition to the other information included or incorporated by reference in this prospectus. In addition, please read “forward-looking statements” on page 4 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

        Pease has historically suffered operating losses for most, if not all, of the years it has been in existence and it continues to have an accumulated deficit. Although we generated an operating profit in 2000, we are unable to give assurances that we will continue to operate profitably in the future.

        2000 was the first year ever that the Company had generated any significant net income or any significant operating cash flows. Prior to that, the Company had suffered recurring, and sometimes significant, operating losses. Operating losses for 1998 and 1999 are as follows:

°	$10.4 million for the year ended December 31, 1998; and
°	$151,000 for the year ended December 31, 1999.

        At December 31, 2000 we had an accumulated deficit of approximately $32 million.

        Although the Company generated an unprecedented operating profit in 2000, we are unable to give any assurances that we will continue to operate profitably in the future.

        We may require additional financing. The terms may be unfavorable to present shareholders. Failure to receive financing will jeopardize the chances for future success.

        We will be required to make substantial capital expenditures to develop our existing reserves and to discover new oil and gas reserves. Currently, the only known source of capital we have to fund our anticipated oil and gas exploration and development activities is through our existing working capital and our future operating cash flows. Historically, we have financed these expenditures primarily with proceeds from the sale of debt and equity securities and with cash from operations. We cannot assure you that we will be able to raise capital in the future. If we cannot obtain sufficient additional capital resources if and when it is needed, our operations and financial condition will be adversely affected.

        We will be subject to the risk of volatile oil and natural gas prices.

        Our success is highly dependent on prices for oil and gas, which are extremely volatile. Although the prices received in 2000, and those currently expected to be received in 2001, appear favorable, any decline in the price of oil or natural gas would have a material adverse affect on our business. It is important to recognize that oil and gas markets are both seasonal and cyclical. Prices of oil and gas affect the following aspects of our business:

°	our revenues, cash flows and earnings;
°	our ability to attract capital to finance our operations and the cost of the capital;
°	the value of our oil and gas properties; and
°	the profit or loss we incur in exploring for, developing and exploiting our reserves.

        Various factors beyond our control will affect the prices of oil and natural gas, including:

°	the worldwide and domestic supplies of oil and natural gas;
°	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
°	political instability or armed conflict in oil or natural gas producing regions;
°	the price and level of foreign imports;
°	the state of the national and international economy and the level of consumer demand;
°	the price, availability and acceptance of alternative fuels;
°	the availability of pipeline capacity;
°	weather conditions; and
°	domestic and foreign government regulations and taxes.

        We will not control our oil and gas properties; therefore, we will continue to be dependent upon the various operators of our properties.

        We do not presently operate of any of our oil or natural gas properties and prospects and these arrangements are expected to continue, at least for the foreseeable future. Thus, we will be unable to control material aspects of commercialization of our principal assets and we will be dependent upon the expertise, diligence and financial condition of the operators of those properties.

        We will experience drilling and operating risks.

        Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We can make no assurance that wells in which we will have an interest will be productive or that we will recover all or any portion of our drilling or other exploratory costs. Drilling for oil or natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenue to return a profit after drilling, operating and other costs. The costs of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including by way of illustration, the following circumstances:

°	economic conditions;
°	title problems;
°	compliance with governmental requirements;
°	weather conditions; and
°	shortages and delays in labor, equipment, services and/or supplies.

        Some or all of our future drilling activities may not be successful and, if unsuccessful, failure of a single or a few wells may have a material adverse effect on our future results of operations and ability to participate in other projects.

        Our operations are also subject to hazards and risks inherent in drilling for and producing and transporting of oil and natural gas, including, by way of illustration, such hazards as:

°	fires;
°	explosions;
°	blowouts;
°	pipeline ruptures;
°	power shortages;
°	natural disasters;
°	encountering formations with abnormal pressures;
°	cratering;
°	spills; and
°	equipment failures.

        Any of these types of hazards and risks can result in the loss of hydrocarbons, environmen tal pollution, personal injury claims and other damages to property. As protection against such operating hazards, we intend to maintain insurance coverage against some, but not all of these potential risks. We also may elect to self insure in circumstances in which we believe that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by third party insurance could have a material adverse effect on our business, financial condition and results of operations.

        We must continue to comply with significant amounts of governmental regulation.

        Domestic oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and development, production and transporta tion of, oil and natural gas. This includes safety matters which may change from time to time in response to economic conditions. Matters subject to regulation by domestic federal, state and local authorities include:

°	permits for drilling operations;
°	reports concerning operations;
°	unitization and pooling of properties;
°	environmental protection;
°	customs regulations;
°	construction of processing facilities;
°	road and pipeline construction;
°	spacing of wells;
°	taxation;
°	production rates; and
°	worker safety regulations.d

        We can give no assurance that delays will not be encountered in complying with such requirements or that such regulations will not require us to alter our drilling and development plans. Any delays in obtaining approvals or material alterations to our drilling and development plans could have a material adverse effect on our operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas below actual production capacity in order to conserve supplies of oil and natural gas. We believe that we are and will continue to be in substantial compliance with all applicable laws and regulations. We are unable to predict the ultimate cost of compliance with changes in these requirements or their effect on our operations. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and future results of operations.

        We must comply with environmental regulations.

        Our producing properties and exploration prospects are subject to the compliance of complex and ever changing environmental laws and regulations adopted by government authori ties. The implementation of new, or the modification of existing laws and regulations could have a material adverse effect on properties in which we may have an interest. Discharge of oil, natural gas or other pollutants in the air, soil or water may give rise to significant liabilities to governmen tal bodies and third parties and may require us to incur substantial costs of remediation. We may be required to agree to indemnify sellers of properties we purchase against certain liabilities for environmental claims associated with those properties. We can give no assurance that existing environmental laws or regulations, as currently interpreted, or as they may be reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial conditions.

        We must develop additional reserves to replace reserves depleted by production.

        Our future success will depend upon our ability to develop our proved non-producing and undeveloped oil and natural gas reserves in the Gulf Coast area and to find or acquire additional oil and natural gas reserves which are economically recoverable. Once production is established, proved reserves will decline as they are depleted by production. We must continue exploratory drilling or otherwise acquire proved reserves to continue to increase our reserves and our production. Our strategic plan includes increasing our reserve base through exploratory drilling, development and exploitation of our existing properties and acquiring other exploratory or producing properties if we have sufficient capital resources and the acquisition meets certain projected financial guidelines. We can give no assurance that our planned drilling, development and exploitation projects will result in significant additional reserves or that we will have success drilling productive wells with reserves that produce revenues exceeding finding, development and production costs.

        There is a risk that our estimates of proved reserves and future net revenue are inaccurate.

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data included in our Annual Report on Form 10- KSB for 2000 represent estimates. In addition, the historical and projected estimates of future net revenue from proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may prove to be incorrect over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the discounted present value thereof for our crude oil and natural gas properties described in the 10-KSB are based on the assumptions that such properties will be developed in accordance with their proposed development programs and that future crude oil and natural gas prices will remain the same as they were at December 31, 2000, with respect to production attributable to our interests in our respective properties.

        In addition, you should not construe the estimated present value of future cash flow as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based our estimated discounted future net cash flows from proved reserves have on prices and costs as of December 31, 2000, in accordance with applicable regulations set forth by the SEC. It should be noted that the actual future prices and costs may be materially higher or lower and that many factors will affect actual future net cash flows, including:

°	the amount and timing of actual production,
°	supply and demand for oil and natural gas,
°	curtailments or increases in consumption by natural gas purchasers, and
°	changes in governmental regulations or taxation.

        The timing of the production of oil and natural gas from properties and of the related expenses, affect the timing of actual future net cash flows from proved reserves and thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor, given actual interest rates at any given time and/or the risks to which the oil and natural gas industry in general are subject.

        We will face substantial competition.

        We will be competing with both major and independent oil and natural gas and other companies, nearly all of which will have substantially larger financial resources, operations, staffs and facilities. We will continue to face intense competition from both major and independent oil and natural gas companies when we seek to acquire desirable properties and to market our production. These competitors have financial and other resources substantially in excess of those which will be available to us. Accordingly, our competition could have a material adverse affect on our business.

        Acquiring interests in other properties involves substantial risks.

        We intend to evaluate and acquire interests in both proved oil and natural gas properties and exploratory acreage. To acquire producing properties or undeveloped exploratory acreage will require an assessment of a number of factors including:

°	the potential value of the proved oil or gas properties and the likelihood of future production;
°	potentially recoverable reserves;
°	estimated operating costs;
°	potential environmental and other liabilities; and
°	potential drilling and production difficulties.

        Such assessments will necessarily be inexact and uncertain. Our review of assets to be acquired may not reveal all existing or potential problems and the assumptions used in any acquisition may ultimately prove to be inaccurate. Therefore, any unsuccessful acquisition could have a material adverse effect on our financial condition.

        Our corporate charter includes anti-takeover provisions.

        Our Board of Directors may issue up to the 505,497 shares of our unissued preferred stock without shareholder approval and may set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. In addition, our articles of incorporation provide for a classified Board of Directors. Directors serve staggered three-year terms and may only be removed for cause. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We have no plans, arrangements, commitments or understandings relating to potential future issuances of preferred stock. We will not be subject to provisions of the Nevada General Corporation Law that would make some business combinations more difficult.

        Our corporate charter limits director liability.

        Our articles of incorporation provide, as permitted by Nevada law, that our directors shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage sharehold ers from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against directors. In addition, the articles of incorporation and our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Nevada law.

        It is unlikely we will pay dividends on common stock.

        We have never declared or paid cash dividends on common stock and we do not anticipate that we will pay dividends in the foreseeable future. We anticipate that future earnings, if any, will be retained for development of our business.

        The market price for our common stock is likely to be volatile and the market for our common stock may not be liquid.

        If our operating results should be below the expectations of investors or analysts in one or more future periods, it is likely that the price of the common stock would be materially adversely effected. In addition, the stock market has experienced significant price and volume fluctuations that have affected market prices of equity securities of many energy companies, particularly emerging and new companies. General market fluctuations may also adversely affect the market price of our common stock.

        The market price of our common stock could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

        Trading in our common stock is sporadic and relatively infrequent. The sale of a material number of our shares of common stock in the public market or the perception that such sales could occur could have a material adverse effect on the trading price of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the Selling Securityholders. We will pay the costs relating to the registration of these shares, estimated to be $12,000.

SELLING SECURITYHOLDERS

The following table sets forth certain information regarding the shares of common stock which each selling securityholder owns as of the date of this prospectus, and the shares underlying their warrants. This table shows the number of shares of common stock beneficially owned by each selling securityholder prior to the offering, the maximum number of shares to be offered for each selling securityholder’s account, the amount of the class owned by the selling securityholder after completion of the offering (assuming the selling securityholder sold the maximum number of shares offered) and any position, office or other material relationship with the Company that the selling securityholder or any affiliate of a selling securityholder had within the past three (3) years. The selling securityholders are not required, and may choose not, to sell any of their shares of common stock.

                                                                                            Shares
                                                                Shares                       Owned
                                                             Beneficially                  After the
                                                                Owned          Shares      Offering
                                                               Prior to         Being     (% of out-
Name of Securityholder (beneficial owner, if different)       Offering(1)      Offered     standing)
===================================================================================================

Kayne Anderson Diversified Capital Partners, L.P.(2)......    325,050         325,050       - 0 -
Arbco Associates, L.P.(2).................................    266,667         266,667       - 0 -
Kayne Anderson Non-Traditional Investments, L.P.(2).......    300,000         300,000       - 0 -
Kayne Anderson Capital Partners, L.P.(2) .................    100,000         100,000       - 0 -
Metropolitan Life Insurance Company Separate
Account EN(3) ............................................    433,333         433,333       - 0 -
BellSouth Master Pension Trust(3).........................    233,333         233,333       - 0 -
The MADAV IX Foundation...................................     33,330          33,333       - 0 -
Ramat Securities, Ltd.(4).................................      5,417           5,417       - 0 -
First Union Securities, Cust FBO Howard Amster, IRA.......     16,667          16,667       - 0 -
Tamar Securities, Inc.(4).................................     50,000          50,000       - 0 -

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(1)	Includes the number of shares of common stock held and the number of shares issuable upon exercise of outstanding warrants at $0.50 per share.

(2)	Kayne Anderson Capital Advisors, L.P. (formerly named "KAIM Non-Traditional, L.P."), a registered investment adviser ("KACA"), is the general partner of each of these entities. Kayne Anderson Investment Management, Inc., a Nevada corporation of which Richard Kayne is President and 75% beneficial owner, is the general partner of KACA.

(3)	State Street Research & Management, a registered investment adviser (“SSRM”), is the manager of the Metropolitan Life Insurance Company Separate Account EN, and the BellSouth Master Pension Trust. SSRM also serves as manager of other entities, some of which may hold shares of Pease. SSRM disclaims beneficial ownership of all Pease shares beneficially owned by entities it manages.

(4)	Tamar Securities, Inc. is owned by Tamra Gould. Howard Amster is 831/3% owner of Ramat Securities, Ltd. Tamra Gould and Howard Amster are wife and husband.

PLAN OF DISTRIBUTION

        The shares of common stock issuable to the Selling Securityholders upon exercise of their warrants will be issued directly by the Company to the Selling Securityholders upon payment of the exercise price and surrender of the warrant certificates. Shares issued upon exercise of warrants will be restricted securities as defined in Rule 144 adopted under the Securities Act of 1933, as amended, while held by the Selling Securityholders. We are paying the costs and fees of registration, but not any brokerage commissions, discounts or other expenses relating to the sale of the shares.

        The Selling Securityholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the shares “at the market” to or through a market maker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the shares may be sold by one or more of the following methods:

°	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
°	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
°	an exchange distribution in accordance with the rules of such exchange; and
°	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        When selling the shares, the selling securityholders may enter into hedging transactions. For example, the selling sedcurityholders may:

°	enter into transactions involving short sales of the shares by broker-dealers;
°	sell shares short themselves and redeliver such shares to close out their short positions;
°	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or
°	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated with the Selling Securityholder immediately prior to the sale. It is anticipated that the per share selling price for the shares will be at or between the “bid” and “asked” prices of the Company’s common stock as quoted in the over-the-counter market immediately preceding the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales.

        In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the Prospectus.

        The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases shares as principal or any profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        In order to comply with certain state securities laws, if applicable, the shares may not be sold in certain states unless the shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

        The shares offered hereby will be sold by the Selling Securityholders (or their pledgees, donees, transferees or other successors in interest) acting as principals for their own account. We will receive none of the proceeds from such sales.

        No underwriting arrangements exist as of the date of this Prospectus for any Selling Securityholders to sell its shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, we will prepare a supplement to this Prospectus to disclose such arrangements.

DESCRIPTION OF SECURITIES

        We are presently authorized to issue 4,000,000 shares of $0.10 par value common stock and 605,000 shares of preferred stock, $0.01 par value of which 99,503 shares are designated as Series C Preferred Stock, and 505,497 shares are undesignated. As of the date of this prospectus there were outstanding 1,924,398 shares of common stock, 99,503 shares of Series C preferred stock, warrants and nonqualified options to purchase up to 2,527,480 common shares at a weighted average exercise price of $1.45 per share, and options to purchase up to 67,515 shares of common stock at a weighted average exercise price of $10.92 per share. The warrants and options expire at various time between 2001 and the end of 2005.

Common Stock

        Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as may be required by applicable law, holders of common stock will not vote separately as a class, but will vote together with the holders of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding common stock is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the articles of incorporation.

        Holders of shares of common stock are entitled to receive dividends, if, as, and when declared by the board of directors out of available funds, after payment of dividends required to be paid on outstanding shares of preferred stock. Upon liquidation, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock. Holders of our common stock have no conversion, redemption or preemptive rights. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The outstanding shares of common stock are and all shares of common stock issued in the merger and the exchange will be, fully paid and nonassessable.

Preferred Stock

        The board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of up to 505,497 shares of our preferred stock. Such rights, privileges and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock. The board previously designated the Series C preferred.

        Additional classes of preferred stock may be designated and issued from time to time in one or more series with such designations, voting powers or other preferences and other rights or qualifications as are determined by resolution of our board of directors.

Series C Preferred Stock

        We designated 99,503 shares of nonvoting Series C preferred in 2000, and all shares are issued. The Series C preferred is entitled to a dividend of $2.50 per share per year, payable quarterly, commencing in the second quarter of 2001. The dividend is cumulative to the date of payment. The Series C preferred has a liquidation preference equal to $50 per share plus any unpaid dividends.

        The Series C preferred is non-voting and must be redeemed by us on December 31, 2005 at a price equal to the liquidation preference or a total of $4,975,150. At our election, before December 31, 2003, we may redeem the Series C preferred for two-thirds of the liquidation preference (or $33.33 per share).

Warrants

        The Selling Securityholders hold warrants entitling them to purchase up to 1,763,800 shares of our common stock at any time through December 31, 2003, at an exercise price of $0.50 per share. The holders of the warrants are entitled to protection from dilution under certain circumstances.

Certain Provisions of the Articles of Incorporation, Bylaws and Nevada Law

        Our board of directors has the authority to issue shares of new classes of preferred stock and to determine the rights, preferences, privileges, designations and limitations of any preferred stock it may issue, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms or conditions. This authority could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management of.

        Our amended articles of incorporation contain a provision, authorized under Nevada law, which limits the liability of our directors or officers for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud, a knowing violation of law or for payment of a dividend in violation of Nevada law. Such provision limits recourse for money damages which might otherwise be available to us or our shareholders for negligence by individuals while acting as officers or directors. Although this provision would not prohibit injunctive or similar actions against directors or officers, the practical effect of such relief would be limited.

        Our amended articles of incorporation and our bylaws also contain provisions requiring us to indemnify officers and directors to the fullest extent of Nevada law.

Anti-Takeover Statutes

        Nevada law contains two provisions, described below, that would make more difficult the accomplishment of unsolicited or hostile takeover transactions.

        Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested shareholders. Nevada law includes provisions prohibiting business combinations, generally including certain mergers, disposition of assets transactions and share issuance or transfer transactions, between a resident domestic corporation and a beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation, except those which are approved by the board of directors before the interested shareholder first obtained a 10% interest in the corporation’s stock. These combination provisions apply unless the corporation elects against their application in its articles of incorporation or bylaws. Our amended articles of incorporation contain a provision electing not to be covered by these combination provisions of Nevada law.

        Nevada Control share Act. Nevada law also imposes procedural hurdles on greenmail practices of corporate raiders. These provisions of Nevada law temporarily disenfranchise the voting power of control shares of a person or group purchasing a controlling interest in a corporation not opting out of these provisions of Nevada law. In this regard, the control share provisions will apply to a corporation unless, before an acquisition is made, the articles of incorporation or bylaws in effect to the 10th day following the acquisition of a controlling interest provide that it is inapplicable. Our amended articles of incorporation currently contain a provision electing not to be covered by the Nevada Control share Act.

Transfer Agent and Registrar

        Computershare Trust Company, Inc., Denver, Colorado, 80201, serves as the transfer agent and registrar for our common stock.>

LEGAL MATTERS

        The validity of the common stock has been passed upon for us by Alan W. Peryam, LLC, Denver, Colorado.

EXPERTS

        The consolidated financial statements as of December 31, 2000, and for each of the two years in the period ended December 31, 2000, incorporated by reference in this Prospectus, have been audited by HEIN + ASSOCIATES LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===========================================================================================================

No dealer, salesperson or other person has been
authorized to give any information or to make any
representation not contained in this Prospectus
and, if given or made, such information or repre                              PEASE OIL AND GAS
sentation must not be relied upon as having been                                   COMPANY
authorized by the Company or any Selling
Securityholder.  This Prospectus does not consti
tute an offer to sell or a solicitation of an offer to
buy any of the securities offered hereby in any
jurisdiction to any persons to whom it is unlawful                           1,763,800 SHARES OF
to make such offer in such jurisdiction.                                        COMMON STOCK

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                                                Page No.

                                                                            _____________________
AVAILABLE INFORMATION...................................2
                                                                                 PROSPECTUS
WHERE YOU CAN FIND MORE                                                     _____________________

LEGAL MATTERS..........................................17                      April __, 2001

EXPERTS  ..............................................18

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        Expenses payable by Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC Registration Fee................................      $1,036
Accounting Fees and Expenses........................       2,000*
Legal Fees and Expenses ............................       5,000*
Printing, Freight and Engraving.....................       2,000*
Miscellaneous ......................................       1,964*
                                                           -----
         Total......................................      $12,000
                                                           ======

__________________________

Estimated.

Item 15.  Indemnification of Directors and Officers.

        Article VII of the Registrant’s Articles of Incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except that such provision will not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law or for the payment of any dividend in violation of Section 78.300 of the Nevada Revised Statutes.

        Section 78.751 of the Nevada Revised Statutes permits the Registrant to indemnify its directors, officers, employees and agents if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, the corporation must provide indemnification against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

        Section 43 of the Registrant’s Bylaws provides that the Registrant shall provide indemnification to Registrant’s officers, directors and employees to the fullest extent permitted under the Nevada General Corporation Law.

Item 16.  Exhibits.

        In addition to the exhibits previously filed by Registrant, the following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference to this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.                  Description and Method of Filing

5	Opinion of Alan W. Peryam, LLC.
23.1	Consent of Alan W. Peryam, LLC (included in Exhibit 5).
23.2	Consent of HEIN + Associates, LLP.
23.3	Consent of Netherland, Sewell & Associates, Inc.
24	Power of Attorney (included in the signature page of this Registration Statement).

Item 17.  Undertakings

        The undersigned registrant hereby undertakes that it will:

        (1)  File, during any period in which Registrant offers or sells securities, a post-effective amendment to this registration statement to include any material information on the plan of distribu tion.

        (2)  For determining liability under the Securities Act, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

        (3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Junction, Mesa County, State of Colorado, on April 18, 2001.

                                                                                                                       PEASE OIL AND GAS COMPANY

                                                                                                                        By: /s/   Patrick J. Duncan
                                                                                                                                    Patrick J. Duncan
                                                                                                                                    Principal Executive Officer
                                                                                                                                    and Principal Accounting Officer

POWER OF ATTORNEY

        Each of the undersigned hereby nominates, constitutes and appoints Patrick J. Duncan and Marilyn Adams, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

                            Signature                                                           Title                                                                                      Date

/s/ Patrick J. Duncan                                                                      Director, Principal                                                             April 18, 2001
     Patrick J. Duncan                                                                      Executive Officer and
                                                                                                          Principal Accounting Officer

/s/ Steve A. Antry                                                                          Director                                                                             April 18, 2001
     Steve A. Antry

/s/ Stephen L. Fischer                                                                     Director                                                                             April 18, 2001
     Stephen L. Fischer

/s/ Homer C. Osborne                                                                     Director                                                                            April 18, 2001
     Homer C. Osborne

/s/ James C. Ruane                                                                          Director                                                                             April 18, 2001
     James C. Ruane

/s/ Clemons F. Walker                                                                     Director                                                                           April 18, 2001
     Clemons F. Walker

As filed with the Securities and Exchange Commission on April 18, 2001
Registration No. 333-_________

_____________________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration StatementUnder

The Securities Act of 1993

Pease Oil and Gas Company

EXHIBITS

_____________________________________________________________________________________________________________________

EXHIBIT INDEX

Exhibit No.                  Description and Method of Filing

5	Opinion of Alan W. Peryam, LLC.
23.1	Consent of Alan W. Peryam, LLC (included in Exhibit 5).
23.2	Consent of HEIN + Associates, LLP.
23.3	Consent of Netherland, Sewell & Associates, Inc.
24	Power of Attorney (included in the signature page of this Registration Statement).

__________